Exhibit 10.6

EXECUTION VERSION

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”), made as of this 20th day of May, 2005, is by and among DONALD J. TRUMP (“Mr. Trump”), TRUMP ENTERTAINMENT RESORTS, INC., a Delaware corporation formerly known as Trump Hotels & Casino Resorts, Inc. (the “Company”), and TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P., a Delaware limited partnership formerly known as Trump Hotels & Casino Resorts Holdings, L.P. (“TER Holdings”).

W I T N E S S E T H:

WHEREAS, Mr. Trump has served as Chairman of the Board of Directors of the Company since its inception as a public company in 1995 and as its President and Chief Executive Officer since June, 2000, and has been compensated for serving as such pursuant to the terms of a Prior Agreement (as hereinafter defined);

WHEREAS, on November 21, 2004, the Company and certain of its subsidiaries (the “Debtors”) filed voluntary petitions under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1330, in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), under Case Nos. 04-46898 through 04-46925 (J.H.W.);

WHEREAS, on April 5, 2005, by written order, the Bankruptcy Court confirmed the Debtors’ Second Amended Joint Plan of Reorganization, dated as of March 30, 2005 (the “Plan”);

WHEREAS, the Plan contemplates a reorganization (the “Reorganization”) of the Debtors involving, among other things, an investment in the equity of the Company and TER Holdings pursuant to that certain Amended and Restated Investment Agreement, dated as of May 20, 2005 (the “Investment Agreement”), by and among the Company, TER Holdings and Mr. Trump;

WHEREAS, pursuant to and in accordance with the Plan and the Investment Agreement, Mr. Trump is willing to agree to the early termination of each Prior Agreement in order to facilitate the consummation of the Reorganization, which Reorganization is important to the Company;

WHEREAS, Mr. Trump presently serves as the Chairman of the Board of Directors and the Chief Executive Officer of the Company;

WHEREAS, the Company and TER Holdings desire to secure the ongoing services of Mr. Trump and desire to ensure his continued association with the Company and TER Holdings; and

WHEREAS, as contemplated by the Plan and the Investment Agreement, Mr. Trump is willing to perform certain services on behalf of the Company and TER Holdings on the terms and subject to the conditions hereinafter provided;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the sufficiency of which is acknowledged by the parties hereto, the parties hereto hereby agree as follows:

ARTICLE I.

COMPANY RECOMMENDATION; DUTIES

Section 1.1. Company Recommendation; Duties. (a) The Company shall recommend that Mr. Trump be nominated to serve as a member of the Board of Directors of the Company at all times during the term hereof and, if elected a director, that he serve as its Chairman at all times during the term hereof. So long as Mr. Trump is the Chairman of the Board of Directors of the Company, he shall have such reasonable and customary powers and duties as are generally associated with the position of a Chairman of the Board of Directors of a public company, as well as those conferred upon such office by the by-laws of the Company and resolutions of its Board of Directors. Mr. Trump agrees to serve as a director of such subsidiaries of the Company (in each case, on such terms and conditions) as the Board of Directors of the Company and Mr. Trump may agree upon from time to time.

(b) The Company may request from time to time that Mr. Trump participate in promotional or marketing activities on behalf of the Company. Mr. Trump shall be obligated to participate only in up to six Specified Events within any one-year period (measured from the date hereof until successive anniversaries of the date hereof), not more than two of which Specified Events shall be located in the Western Region. In the event that Mr. Trump shall not so participate in at least six such Specified Events within any such one-year period, he shall be obligated to participate in the balance of such six Specified Events in the successive one-year period (measured from the date hereof until successive anniversaries of the date hereof); provided, however, that, notwithstanding anything to the contrary contained herein, Mr. Trump shall not be obligated hereby or otherwise to participate in more than eight Specified Events within any one-year period (measured from the date hereof until successive anniversaries of the date hereof), not more than two of which Specified Events shall be located in the Western Region.

(c) The Company and Mr. Trump shall reasonably cooperate with each other to arrange for Mr. Trump’s participation from time to time, subject to Mr. Trump’s schedule and availability (as determined by Mr. Trump in his sole discretion), and at the Company’s sole expense, in the production of advertisements on behalf of the Company (including print, billboard, television and radio advertisements); provided, however, that the nature of Mr. Trump’s participation in any such advertisement shall be determined by Mr. Trump in his reasonable discretion; provided, further, that, prior to the initial commercial release of any such advertisement in which Mr. Trump appears, the Company shall obtain Mr. Trump’s approval of the content of such advertisement (in its entirety), which approval shall be subject to Mr. Trump’s reasonable discretion (and will not be unreasonably delayed).

(d) Mr. Trump agrees that he will use his reasonable efforts to maintain all applicable Material Licenses.

(e) In recognition of the fact that Mr. Trump has, and will continue to have, diverse business interests in addition to those of the Company, Mr. Trump shall not be required to devote any fixed amount of time to the performance of his duties hereunder, but shall devote sufficient time to discharge his duties hereunder responsibly and in a professional manner and in the best interests of the Company consistent with standards generally applicable to directors of public companies. Without limiting the foregoing, Mr. Trump may perform this Agreement from one or more locations within or without the United States that he selects from time to time (it being understood that, so long as Mr. Trump shall serve as a director of the Company or any subsidiary of the Company, he shall be entitled to participate in any meeting of the Board of Directors of the Company or such subsidiary via conference telephone or any other electronic device by which all of the directors present at such meeting, in person or otherwise, can simultaneously hear each other speak).

(f) Nothing contained herein shall constitute (or be deemed to constitute) an engagement, appointment or election of Mr. Trump to serve as an officer or executive of the Company or any of its subsidiaries or shall require Mr. Trump to engage in any activities or to undertake any duties that are customarily associated with the position of an officer or executive of a company; provided, however, that nothing contained herein (including, without limitation, the foregoing) shall prevent Mr. Trump from serving as an officer or executive (including, without limitation, the Chief Executive Officer) of the Company.

ARTICLE II.

TERM; TERMINATION; ADMINISTRATIVE LEAVE

Section 2.1. Term. (a) Subject to Sections 2.1(b) and 2.2 hereof, this Agreement shall be effective as of the date hereof and shall continue for an initial term of three years and thereafter for a three-year rolling term which rolling term shall be automatically extended so that the remaining term of this Agreement on any date after the initial three year term is always three years.

(b) This Agreement may be terminated:

(i)	by Mr. Trump for Good Reason, upon 30 days written notice to the Company and TER Holdings;

(ii)	by the Company and TER Holdings for Cause, upon 30 days written notice to Mr. Trump from the Company and TER Holdings;

(iii)	by reason of Mr. Trump’s Permanent Disability, upon 30 days written notice to Mr. Trump from the Company and TER Holdings;

(iv)	automatically in the event of Mr. Trump’s death;

(v)	by the Company and TER Holdings, if the stockholders of the Company shall fail to elect Mr. Trump to serve (or shall otherwise remove Mr. Trump from serving) as a member of the Board of Directors, provided that the Company shall not be in breach of its obligation pursuant to Section 1.1(a) hereof to recommend that Mr. Trump be nominated to serve as a member of the Board of Directors;

(vi)	by the Company and TER Holdings, if Mr. Trump does not Own equity securities of the Company representing at least 5% of the outstanding Common Stock of the Company, upon not less than three years prior written notice thereof by the Company and TER Holdings to Mr. Trump; provided that, during such three-year period, each of the Company and TER Holdings shall continue to be obligated to perform all of its respective obligations hereunder (including, without limitation, the obligations thereof under Article III hereof); provided, however, that, during such three-year period, the Company shall not be obligated pursuant to Section 1.1 hereof to recommend that Mr. Trump be nominated to serve as a member of the Board of Directors of the Company if doing so would result in Mr. Trump serving as a director of the Company for more than one year after the expiration of such three-year period. For the avoidance of doubt, a termination of this Agreement pursuant to this Section 2.1(b)(vi) shall be deemed to be effective, and shall occur, upon the expiration of such three-year period; or

(vii)	after the third anniversary of the date hereof, by the Company and TER Holdings with or without Cause, upon 45 days written notice to Mr. Trump from the Company and TER Holdings (such 45-day period, the “Notice Termination Period”).

Section 2.2. Effect of Termination. Upon any expiration or termination of this Agreement pursuant to Section 2.1 hereof, this Agreement shall become null and void, and shall be of no further force or effect, with no liability on the part of any party hereto with respect to this Agreement, except that: (a) all accrued and unpaid Compensation payable to Mr. Trump as of the date of such expiration or termination shall be paid by the Company to Mr. Trump promptly (but not more than five business days) after such expiration or termination, it being understood that for purposes of determining what shall be payable under this clause (a), (i) the Annual Base Fee shall accrue on a monthly basis and (ii) any annual bonus to which Mr. Trump may become entitled pursuant to Section 3.1(b) hereof shall accrue only when and if the Compensation Committee of the Board of Directors of the Company shall have determined that such bonus is payable in accordance with Section 3.1(b) hereof; (b) the Company shall reimburse Mr. Trump in accordance with Section 3.2 hereof with respect to expenses incurred on or prior to the date of such expiration or termination; (c) in the event of a termination of this Agreement pursuant to Section 2.1(b)(i), (iii), (iv) or (v) hereof, without limiting the provisions of the immediately preceding clauses (a) and (b) of this Section 2.2, the Company shall continue to pay Compensation to Mr. Trump (or to his estate, in the case of a termination hereof pursuant to Section 2.1(b)(iv) hereof) that would otherwise have been payable to him hereunder (as if such expiration or termination had not occurred) for a period of three years following the date of such expiration or termination, which continued Compensation shall be paid in equal installments on a monthly basis (not later than the tenth day of each calendar month); provided that, in the event that the Company shall fail for any reason to timely make any such payment to Mr. Trump (or his estate) of such continued Compensation and such failure to pay is not cured within five days after the Company’s receipt of written notice thereof from Mr. Trump (or from his authorized representative or estate, in the case of a termination hereof pursuant to Section 2.1(b)(iii) or (iv) hereof), Mr. Trump (or his authorized representative or estate) shall have the right, by written notice to the Company, to accelerate all Compensation payable to him (or his estate) pursuant to this clause (c) and the Company shall pay all such Compensation to Mr. Trump (or his estate) not more than five business days following the Company’s receipt of such notice of acceleration; (d) in the event of a termination of this Agreement pursuant to Section 2.1(b)(vii) hereof, without limiting the provisions of the immediately preceding clauses (a) and (b) of this Section 2.2, at or prior to the expiration of the Notice Termination Period, the Company shall pay to Mr. Trump in cash a lump sum payment in an aggregate amount equal to the Annual Base Fee, multiplied by three; and (e) in any event, the provisions of Sections 3.3(b), 4.1 (to the extent that any terms defined therein are used in any provision that shall survive the termination of this Agreement as provided herein), 4.2, 4.3, 4.4, 4.9, 4.10 and 4.11 shall (except as otherwise specifically provided therein) survive any expiration or termination of this Agreement indefinitely.

Section 2.3. Administrative Leave. In the event that Mr. Trump is Indicted, the Company’s Board of Directors may determine in good faith that it would be in the best interests of the Company to place Mr. Trump on paid administrative leave from his services as a director of the Company during the pendency of such Indictment. During such paid administrative leave, Mr. Trump shall continue to be entitled to, and shall receive, Compensation as provided herein; provided, however, that Mr. Trump shall reimburse the Company for any Compensation that is earned and paid to him during such administrative leave if the disposition of such Indictment shall result in a conviction of, or plea of guilty or no contest by, Mr. Trump of any felony contemplated by such Indictment. For the avoidance of doubt, no Indictment (in and of itself) shall be deemed grounds for Cause.

ARTICLE III.

COMPENSATION; EXPENSES

Section 3.1. (a) Annual Base Fee. In consideration for Mr. Trump’s services hereunder, the Company shall pay to Mr. Trump an annual base fee of $2,000,000 (the “Annual Base Fee”), payable in arrears to Mr. Trump in equal monthly installments.

(b) Bonus. In addition to the Annual Base Fee, Mr. Trump shall be eligible to receive, when and as determined by the Compensation Committee of the Board of Directors of the Company, an annual bonus, which bonus shall be in such amount as shall be determined by the Compensation Committee in its sole discretion.

(c) Warrant. In consideration of Mr. Trump entering into this Agreement, simultaneously with the execution and delivery hereof by Mr. Trump, the Company shall issue to Mr. Trump the Ten Year Warrant (as defined in the Investment Agreement), free and clear of any and all Encumbrances (as defined in the Investment Agreement), other than any Encumbrances specifically set forth in the Amended Agreements, the Services Agreement and the Voting Agreement (as each such term is defined in the Investment Agreement).

Section 3.2. Expenses. (a) Subject to Section 3.2(b) hereof, the Company shall reimburse Mr. Trump for all reasonable and documented expenses (including, without limitation, all Travel Expenses and any expenses relating to Mr. Trump obtaining and maintaining any Material Consent) incurred by Mr. Trump or any of his controlled affiliates in respect of the performance of Mr. Trump’s obligations under this Agreement or otherwise in respect of his service as Chairman of the Board of Directors of the Company.

(b) From time to time during the term hereof, Mr. Trump shall be entitled to submit to the Compensation Committee of the Board of Directors for its approval a proposed budget (a “Budget”) for Administrative Expenses, as described in such Budget. The Company shall reimburse Mr. Trump for all Administrative Expenses incurred by Mr. Trump or any of his controlled affiliates to the extent that such Administrative Expenses are contemplated by a Budget therefor approved (prior to their incurrence) by the Compensation Committee of the Board of Directors of the Company and reasonably documented by Mr. Trump. For the avoidance of doubt, the provisions of this Section 3.2(b) shall not apply to, and no Budget shall be required hereunder or otherwise with respect to, any Travel Expenses (which shall be subject to reimbursement in accordance with Section 3.2(a)).

(c) Any reimbursement of expenses pursuant to this Section 3.2 shall be effected by the Company not more than ten business days after its receipt of an invoice therefor from Mr. Trump.

Section 3.3. Benefits.

(a) For so long as he is serving as Chairman of the Board of Directors of the Company, Mr. Trump shall be entitled to fringe benefits and perquisites in accordance with the most favorable plans, practices, programs, policies and arrangements of the Company as in effect at the time with respect to other directors of the Company, including, without limitation, first-class travel accommodations on all commercial carriers for travel related to the business of the Company.

(b) Without limiting the provisions of Section 3.3(a) hereof, Mr. Trump shall be eligible to participate in any and all other benefit plans or arrangements of the Company for which present or former directors of the Company are eligible, in accordance with his status at the applicable time.

Section 3.4. Office and Support Services. During the term of this Agreement, Mr. Trump shall be entitled to office space, and to secretarial and other support services, consistent with his role as Chairman of the Board of Directors.

Section 3.5. No Responsibility to Withhold. The parties acknowledge and agree that Mr. Trump, as Chairman of the Board of Directors, shall not be deemed an employee of the Company and that, as a consequence, the Company shall have no responsibility to withhold from any payments made to Mr. Trump, and Mr. Trump shall be solely liable for the payment of, any federal, state or local taxes that may be assessable in respect of the Compensation and other benefits payable to Mr. Trump pursuant to this Article 3.

Section 3.6. Total Compensation. Mr. Trump’s sole compensation in respect of his services under this Agreement shall be as provided in this Article III.

ARTICLE IV.

DEFINITIONS; ADDITIONAL PROVISIONS

Section 4.1. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:

“Administrative Expenses” means administrative and overhead expenses (including, without limitation, any such expenses relating to staff or employees of Mr. Trump or any of his controlled affiliates) that are incurred by Mr. Trump or any of his controlled affiliates in respect of the performance of Mr. Trump’s obligations under this Agreement or otherwise in respect of his service as the Chairman of the Board of Directors of the Company. For the avoidance of doubt, no Travel Expenses shall be deemed Administrative Expenses.

“Claim” means (a) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, and whether made pursuant to federal, state or other law, and (b) any inquiry or investigation, whether made, instituted or conducted by the Company, THCR Holding or any other Person, including without limitation any federal, state or other governmental entity, that Mr. Trump determines might lead to the institution of any such claim, demand, action, suit or proceeding.

“Casino and Gaming Activities” means the business of owning, operating, managing or developing a casino or similar facility in which a principal business activity is the taking or receiving of bets or wagers upon the result of games of chance or skill, including hotel, dockside, riverboat, cruise ship, and resort.

“Cause” means if Mr. Trump:

(a) is convicted of, or pleads guilty or no contest to any, felony;

(b) engages in conduct that constitutes (i) gross neglect or willful gross misconduct in carrying out his duties to the Company hereunder, in either case, resulting or reasonably likely to result in material economic harm to the Company or TER Holdings, (ii) intentional fraud by Mr. Trump in the performance of his duties to the Company hereunder; or (iii) intentional misappropriation of the Company’s funds by Mr. Trump;

(c) materially breaches his obligations hereunder (except under Section 1.1(b) or (c));

(d) fails to maintain any Material License; or

(e) materially and in a recurring manner breaches his obligations under Section 1.1(b) or (c) hereof;

provided, however, that, with respect to the immediately preceding clauses (b), (c) and (e), Mr. Trump shall be given 30 days following his receipt of written notice thereof from the Company and TER Holdings to cure (to the extent capable of cure) any such action or omission alleged to give rise to Cause under any such clause. For the purposes of this definition of Cause, no act or failure to act by Mr. Trump shall be considered “willful” unless done or omitted to be done by Mr. Trump in bad faith and without reasonable belief that his action or omission was in the best interests of the Company. For the avoidance of doubt, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company (or any committee thereof) or based upon the advice of counsel to the Company shall be conclusively presumed to be done, or omitted to be done, by Mr. Trump in good faith and in the best interests of the Company.

“Compensation” means, collectively, any Annual Base Fee and any bonus payable to Mr. Trump pursuant to Section 3.1(b) hereof.

“Contribution Agreement” means the Contribution Agreement, dated as of June 12, 1995, as amended from time to time, between Mr. Trump and TER Holdings.

“Good Reason” means, in each case without the prior written consent of, or waiver by, Mr. Trump: (a) the failure for any reason of the stockholders of the Company to elect Mr. Trump as a director of the Company; (b) if then serving as a director of the Company, the failure for any reason of the Board of Directors of the Company to elect Mr. Trump as the Chairman thereof; (c) any material increase or diminution in Mr. Trump’s authority or responsibility as the Chairman of Board of the Company as in effect on the date hereof; (d) the assignment of duties or responsibilities that are inconsistent in any material respect with Mr. Trump’s position or status as the Chairman of the Board of Directors of the Company; or (e) the failure (for any reason) by the Company or TER Holdings, as the case may be, to pay or provide to Mr. Trump any material amount of Compensation or benefit provided for under this Agreement, which failure shall have not been cured by the Company or TER Holdings, as the case may be, within 30 days after its receipt of written notice thereof from Mr. Trump.

“Indemnifiable Claim” means any Claim, with respect to which Mr. Trump shall not be entitled to indemnification in full pursuant to the certificate of incorporation or by-laws of the Company or the limited partnership agreement of TER Holdings (in each case, as in effect at the time that any such Claim is asserted), based upon, arising out of or resulting from: (a) any actual, alleged or suspected act or failure to act by Mr. Trump in his capacity as a director (or Person in a similar position), officer, employee or agent of the Company or TER Holdings or as a director (or Person in a similar position), officer, employee, member, manager, trustee or agent of any other Person, whether or not for profit, as to which Mr. Trump is or was serving at the request of the Company or TER Holdings, (b) any actual, alleged or suspected act or failure to act by Mr. Trump in respect of any business, transaction, communication, filing, disclosure or other activity of the Company, TER Holdings or any other Person referred to in the immediately preceding clause (a); (c) Mr. Trump’s status as a current or former director (or Person in a similar position), officer, employee or agent of the Company or TER Holdings or as a current or former director (or Person in a similar position), officer, employee, member, manager, trustee or agent of the Company, TER Holdings or any other Person referred to in the immediately preceding clause (a), or any actual, alleged or suspected act or failure to act by Mr. Trump in connection with any obligation or restriction imposed upon him by reason of such status; or (e) Mr. Trump’s performance of his obligations under this Agreement; provided, however, that notwithstanding the foregoing, “Indemnified Claim” shall not include any Claim by the Company or any of its subsidiaries relating to a breach by Mr. Trump or any of his controlled Affiliates under any agreement to which any of Mr. Trump or his controlled Affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, is a party.

“Indemnifiable Losses” means any and all Losses relating to, arising out of or resulting from any Indemnifiable Claim.

“Indictment” or “Indicted” means the issuance of a felony indictment by a governmental authority of the United States.

“Losses” means all damages, losses, liabilities, obligations, fines, penalties, costs and expenses (including settlement costs, court costs and any reasonable legal, expert and consultant fees and expenses incurred in connection with defending any actions).

“Material License” means any material casino gaming license and qualification that Mr. Trump is required to obtain to serve as the Chairman of the Board of the Company with respect to any jurisdiction in which the Company or its subsidiaries conduct casino gambling activities.

“Own” shall have the meaning set forth in the Voting Agreement.

“Permanent Disability” shall mean any physical or mental disability or infirmity that prevents, or is reasonably likely to prevent, Mr. Trump’s service as Chairman of the Board of Directors of the Company for a period of 120 consecutive days during any 12-month period; provided that any question as to the existence, extent or potentiality of Mr. Trump’s Permanent Disability upon which Mr. Trump and the Company cannot agree shall be determined by a qualified, independent physician selected by Mr. Trump and approved by the Company, and the determination of any such physician as to Mr. Trump’s Permanent Disability shall be final, conclusive and binding upon the parties hereto for all purposes under this Agreement.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, joint venture, association, joint-stock company, trust or unincorporated organization.

“Prior Agreement” means any of (a) the Amended and Restated Executive Agreement, dated as of January 1, 2003, by and among Mr. Trump, the Company and TER Holdings, or (b) the Amended and Restated Executive Agreement, dated as of January 1, 2003, by and among Mr. Trump, the Company, TER Holdings and Trump Atlantic City Associates, a New Jersey general partnership.

“Specified Event” means any promotional or marketing activity (not to exceed two consecutive hours in duration) on behalf of the Company in which the Company requests that Mr. Trump participates at the Company’s sole expense (the nature and timing of which participation by Mr. Trump shall be subject to Mr. Trump’s sole discretion) at any of the Company’s hotel and gaming facilities located in the continental United States (one or all of which facilities may be located in the same city, state or other domestic geographic region).

“subsidiary” means, with respect to any Person: (a) a corporation a majority of whose voting stock is at the time, directly or indirectly, owned by such Person, by such Person and one or more subsidiaries of such Person or by one or more subsidiaries of such Person; (b) any other Person (other than a corporation) in which such Person (above), one or more subsidiaries of such Person, or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof have a majority ownership or equity interest; or (c) a partnership or limited liability company in which such Person or a subsidiary of such Person is, at the time, general partner or a managing member (or serves in a similar capacity) and has a majority ownership or equity interest.

“Travel Expenses” means any expenses incurred (consistent with past practice) by Mr. Trump or any of his controlled affiliates in respect of travel (via private or chartered airplane or otherwise), lodging and entertainment activities which are incurred in respect of Mr. Trump’s service as Chairman of the Board of Directors of the Company or otherwise in respect of his performance of services under this Agreement (including in connection with any promotional or marketing activities requested by the Company).

“Voting Agreement” means the Voting Agreement, dated as of May 20, 2005, by and among the Company and the stockholders of the Company identified therein, as amended from time to time.

“Western Region” means any place within the continental United States that is located west of the Mississippi River.

Section 4.2. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

Section 4.3. Confidential Information. Neither the Company nor Mr. Trump shall disclose or permit the disclosure of any information identified as confidential by either of them except (a) to the directors (or Persons in similar positions), officers, agents, employees or representatives of the Company and TER Holdings and their respective subsidiaries; (b) if required by a court of competent jurisdiction or other governmental agency or body or otherwise required by law or legal process; or (c) to the extent reasonably required to perform this Agreement.

Section 4.4. Indemnification and Insurance.

(a) The Company and TER Holdings shall jointly and severally indemnify, defend and hold harmless Mr. Trump, to the fullest extent permitted or required by the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses. Each of the Company and TER Holdings acknowledges that the foregoing obligation may be broader than that now or hereafter provided by applicable law and/or its respective certificate of incorporation, bylaws, partnership agreement or other similar documents, and each of the Company and TER Holdings hereby intends that such obligation be interpreted consistently with this Section 4.4.

(b) Mr. Trump shall have the right to advancement by the Company and/or TER Holdings prior to the final disposition of any Indemnifiable Claim of any and all actual and reasonable costs and expenses (including, without limitation, any court costs and any reasonable legal, expert and consultant fees and expenses) incurred in connection with defending any actions relating to, arising out of or resulting from any Indemnifiable Claim paid or incurred by Mr. Trump, which advancements shall be promptly repaid by Mr. Trump if a court of competent jurisdiction finally determines that Mr. Trump is not entitled to indemnification hereunder. Without limiting the generality or effect of the foregoing, within five business days after any request by Mr. Trump that is accompanied by reasonable supporting documentation for any such expenses to be reimbursed or advanced, the Company and/or TER Holdings shall, in accordance with such request (but without duplication), (i) pay such expenses on behalf of Mr. Trump, (ii) advance to Mr. Trump funds in an amount sufficient to pay such expenses, or (iii) reimburse Mr. Trump for such expenses. For the avoidance of doubt, the Company’s and TER Holdings’ obligations under this Section 4.4(b) shall be joint and several.

(c) The Company shall continue to maintain in full force and effect director and officer liability insurance for the benefit of Mr. Trump consistent with its current practices. Without expanding the obligations of the Company under the immediately preceding sentence, the provisions of this Section 4.4(c) shall survive the expiration or termination of this Agreement for any reason for 10 years after such expiration or termination or such longer period as the Company maintains such insurance from time to time for the benefit of its former directors.

Section 4.5. Notices. All notices to be given hereunder shall be given in writing and shall be deemed given when delivered by messenger (including delivery by overnight express delivery services) or by first-class U.S. mail, with postage prepaid, registered or certified, and if intended for the Company or TER Holdings, delivered or addressed to the following addresses (or at such address for a party as shall be specified by like notice):

Trump Entertainment Resorts, Inc.

1000 Boardwalk at Virginia

Atlantic City, NJ 08401

Attention: Robert M. Pickus, Esq.

and if intended for Mr. Trump, delivered or addressed to:

c/o The Trump Organization

725 Fifth Avenue

New York, New York 10022

Attention:  Donald J. Trump

                   Allen Weisselberg

                   Jason D. Greenblatt, Esq.

Section 4.6. Limitations on Rights of Third Parties. Except as otherwise set forth herein, nothing in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors, any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 4.7. Assignments. This Agreement (other than the right of Mr. Trump to receive payments of any amounts hereunder) may not be assigned (by operation of law or otherwise) without the prior written consent of the parties hereto and any purported or attempted assignment or other transfer of rights or obligations under this Agreement without such consent shall be void and of no force or effect; provided, however, that, without delegating or otherwise relieving himself of his duties under applicable law as a director of the Company, Mr. Trump shall have the right to provide his services hereunder through a business entity 100% of the equity interests of which shall be beneficially owned by him.

Section 4.8. No Joint Venture or Business Entity. Nothing expressed or implied in this Agreement is intended or shall be construed to create or establish a joint venture, partnership or other business entity by, among or between the parties hereto.

Section 4.9. Amendments. This Agreement may not be amended, modified or altered, and no provision hereof may be waived, in any such case in whole or in part, except by a subsequent writing signed by the parties hereto; provided, however, that no amendments may be made to this Agreement without the prior approval of the Compensation Committee of the Board of Directors of the Company.

Section 4.10. Termination of Certain Agreements.

(a) Each Prior Agreement is hereby terminated and shall no longer be of any force or effect.

(b) The Contribution Agreement is hereby terminated and shall no longer be of any force or effect; provided, however, that the provisions of Section 2.1 of the Contribution Agreement shall survive such termination.

Section 4.11. Limitation on Damages. Neither party shall be liable to the other party for any consequential damages resulting from a breach of this Agreement.

Section 4.12. Limitation on Mr. Trump’s Activities. From the date hereof until May 20, 2015, Mr. Trump shall not engage in, consult for, or be employed by (whether or not for compensation), directly or through any Person controlled directly or indirectly by him (other than through the Company), any Casino and Gaming Activities; provided, however, that it shall not be a violation of this Section if Mr. Trump (or or any such Person) owns 5% or less of the outstanding equity interests or voting power of any publicly traded Person engaged, directly or indirectly, in Casino and Gaming Activities provided Mr. Trump’s (or such Person’s) ownership is passive and neither Mr. Trump nor any of his Affiliates are actively involved in the management of such Person. This Section 4.12 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Services Agreement to be duly executed as of the day and year first above written.

/s/ DONALD J. TRUMP
Name:	Donald J. Trump

TRUMP ENTERTAINMENT RESORTS, INC.

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

By:	Trump Entertainment Resorts, Inc. its general partner

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

ACKNOWLEDGED AND AGREED:

TRUMP ATLANTIC CITY ASSOCIATES

By:	Trump Entertainment Resorts Holdings, L.P. its general partner

By:	Trump Entertainment Resorts, Inc. its general partner

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer